EXHIBIT 99.1
LGI Homes, Inc. Reports Fourth Quarter and Record Full Year 2021 Results, Releases 2022 Guidance and Announces Increase to Share Repurchase Program
THE WOODLANDS, Texas, February 15, 2022 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the fourth quarter and year ended December 31, 2021.
Fourth Quarter 2021 Highlights and Comparisons to Fourth Quarter 2020
•Net income decreased 18.4% to $111.3 million, or $4.61 basic EPS and $4.53 diluted EPS
•Net Income before income taxes decreased 13.9% to $143.4 million
•Home sales revenues decreased 10.7% to $801.1 million
•Home closed decreased 25.9% to 2,526 homes
•Average sales price increased 20.4% to $317,132
•Gross margin as a percentage of homes sales revenues decreased 70 basis points to 26.4%
•Adjusted gross margin* as a percentage of home sales revenues decreased 120 basis points to 27.6%
Full Year 2021 Highlights and Comparisons to Full Year 2020
•Net Income increased 32.6% to $429.6 million, or $17.46 basic EPS and $17.25 diluted EPS
•Net income before income taxes increased 47.6% to $542.8 million
•Home sales revenues increased 28.8% to $3.1 billion
•Home closings increased 11.8% to 10,442 homes
•Average sales price increased 15.2% to $292,104
•Gross margin as a percentage of homes sales revenues increased 130 basis points to 26.8%
•Adjusted gross margin* as a percentage of home sales revenues increased 80 basis points to 28.2%
•Owned lots increased to 54,867 and controlled lots increased to 36,978 for total owned and controlled lots of 91,845 at December 31, 2021
•Active selling communities at December 31, 2021 decreased 12.9% to 101
•Ending backlog of 2,055 homes at December 31, 2021, a decrease of 30.7%
•Ending backlog Value of $659.2 million at December 31, 2021, a decrease of 15.0%
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.

Balance Sheet
•1,288,563 shares of common stock repurchased during the year ended December 31, 2021 at an average price per share of $150.39 for an aggregate amount of $193.8 million
•Total liquidity of $371.8 million at December 31, 2021, including cash and cash equivalents of $50.5 million and $321.3 million of availability under the Company’s revolving credit facility
•Net debt to capitalization of 35.1% at December 31, 2021
Management Comments
“Our results in the fourth quarter capped off the best year in our Company’s history,” stated Eric Lipar, Chief Executive Officer and Chairman of the Board. “During the fourth quarter, we closed 2,526 homes, resulting in record-breaking full year closings of 10,442 homes and revenue of $3.1 billion, making 2021 our eighth consecutive year of double-digit closings and top line growth. We also set a new record of 8.3 closings per community, per month.
“Our ability to translate our closings growth and industry-leading absorptions into consistent profitability continues to differentiate our business. We delivered a full year adjusted gross margin of 28.2%, an increase of 80 basis points and an all-time Company record. Pre-tax income increased 47.6% year-over-year and our pre-tax net income margin was a record 17.8%. Finally, our net income increased 32.6% over the prior year, driving return on equity of 33.9%, a 125 basis point increase over 2020.
“During the year, we managed through numerous headwinds including input price volatility, product delays and labor shortages. As a result, our construction and land development timelines extended, slowing our pace of deliveries and delaying the availability of new and replacement communities. However, despite home sales price increases and higher interest rates, fundamentals remain strong and affordability has not had a material impact on the strength of demand in our markets. Given our experience to date, we expect these dynamics to continue throughout 2022 and the full year guidance we are providing reflects this outlook.”
Mr. Lipar concluded, “With significant momentum coming out of 2021, LGI Homes is well-positioned to deliver another year of strong results and value creation for our stockholders while continuing to execute on our long-term goal of becoming a top five builder.”
2021 Fourth Quarter Results
Home closings during the fourth quarter of 2021 totaled 2,526, a decrease of 25.9% from 3,408 home closings during the fourth quarter of 2020.
At the end of the fourth quarter, active selling communities decreased to 101, down from 116 communities at the end of the fourth quarter of 2020.
Home sales revenues for the fourth quarter of 2021 were $801.1 million, a decrease of $96.3 million, or 10.7%, over the fourth quarter of 2020. The decrease in home sales revenues is primarily due to a 25.9% decrease in homes closed, an 8.8% decrease in average community count and was partially offset by an increase in the average sales price per home closed during the fourth quarter of 2021.
The average sales price per home closed for the fourth quarter of 2021 was $317,132, an increase of $53,811, or 20.4%, over the fourth quarter of 2020. This increase in the average sales price per home closed was primarily due to a favorable pricing environment, higher price points in certain markets and changes in product mix.
Gross margin as a percentage of home sales revenues for the fourth quarter of 2021 was 26.4% as compared to 27.1% for the fourth quarter of 2020. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the fourth quarter of 2021 was 27.6% as compared to 28.8% for the fourth quarter of 2020. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.

Net income for the fourth quarter of 2021 was $111.3 million, or $4.61 per basic share and $4.53 per diluted share, a decrease of $25.1 million, or 18.4%, from $136.4 million, or $5.45 per basic share and 5.34 per diluted share, for the fourth quarter of 2020.
Full Year 2021 Results
Home closings for the year ended December 31, 2021 totaled 10,442, an increase of 11.8%, from 9,339 home closings during the year ended December 31, 2020. The overall increase in home closings was primarily driven by strong demand in all reportable segments during the year ended December 31, 2021 as compared to the year ended December 31, 2020.
Home sales revenues for the year ended December 31, 2021 were $3.1 billion, an increase of $682.2 million, or 28.8%, from $2.4 billion for the year ended December 31, 2020. The increase in home sales revenues is primarily due to an 11.8% increase in homes closed and an increase in the average sales price per home closed during the year ended December 31, 2021 as compared to the year ended December 31, 2020.
The average sales price per home closed for the year ended December 31, 2021 was $292,104, an increase of $38,551, or 15.2%, over the year ended December 31, 2020. This increase in the average sales price per home closed was primarily due to higher price points in certain markets, partially offset by additional wholesale home closings.
Gross margin as a percentage of home sales revenues for the year ended December 31, 2021 was 26.8% as compared to 25.5% for the year ended December 31, 2020. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the year ended December 31, 2021 was 28.2% as compared to 27.4% for the year ended December 31, 2020. This increase in gross margin as a percentage of home sales revenues during the year ended December 31, 2021 as compared to the year ended December 31, 2020 was primarily due to raising prices higher than increases in input costs. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the year ended December 31, 2021 was $429.6 million, or $17.46 per basic share and $17.25 per diluted share, an increase of $105.8 million, or 32.6%, from $323.9 million, or $12.89 per basic share and $12.76 per diluted share, for the year ended December 31, 2020. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues and higher average sales price per home closed, partially offset by tax benefits relating to the federal energy efficient homes tax credits recognized during the year ended December 31, 2020.
Stock Repurchase Program
On February 11, 2022, the Company’s Board of Directors increased the authorization for the repurchase of shares of the Company’s common stock by $200.0 million. During the three months ended December 31, 2021, the Company repurchased 378,525 shares of its common stock for $56.1 million, bringing the remaining authorization under the Company’s stock repurchase program to $106.6 million as of December 31, 2021. The Board’s approval increases the aggregate amount available for stock repurchases to $306.6 million as of February 11, 2022. The timing, amount and other terms and conditions of any repurchases of shares of the Company’s common stock under its stock repurchase program will be determined by management at its discretion based on a variety of factors, including the market price of the common stock, corporate considerations, general market and economic conditions and legal requirements. The Company’s stock repurchase program may be modified, discontinued or suspended at any time.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is providing the following guidance for the full year 2022. The Company believes:
•Home closings will be between 9,000 and 10,000
•Active selling communities at the end of 2022 will be between 110 and 120
•Average sales price per home closed will be between $315,000 and $330,000
•Gross margin as a percentage of home sales revenues will be between 26.5% and 28.5%

•Adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be between 28.0% and 30.0% with capitalized interest accounting for substantially all the difference between gross margin and adjusted gross margin
•SG&A as a percentage of home sales revenues will be between 9.0% and 10.0%
•Effective tax rate will be between 23.5% and 24.5%
This outlook assumes that general economic conditions, including input costs, materials, product and labor availability, interest rates and mortgage availability, in the remainder of 2022 are similar to those experienced to date in 2022 and that the average sales price per home closed, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2022 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further COVID-19 governmental restrictions on land development, home construction or home sales could negatively impact the Company’s ability to achieve this guidance.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, February 15, 2022 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.lgihomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the Earnings Call webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, and using conference ID “1893201”.
About LGI Homes, Inc.
LGI Homes, Inc. is a pioneer in the homebuilding industry, successfully applying an innovative and systematic approach to the design, construction and sale of homes. As one of America’s fastest growing companies, LGI Homes has a notable legacy of more than 18 years of homebuilding excellence, over which time it has closed more than 50,000 homes and has been profitable every year. Headquartered in The Woodlands, Texas, LGI Homes has operations across 35 markets in 19 states and, since 2018, has been ranked as the 10th largest residential builder in the United States based on units closed. Nationally recognized for its quality construction and exceptional customer service, LGI Homes’ commitment to excellence extends to its more than 900 employees, earning the Company numerous workplace awards at the local, state and national level, including Top Workplaces USA’s 2021 Cultural Excellence Award. For more information about LGI Homes and its unique operating model focused on making the dream of homeownership a reality for families across the nation, please visit the Company’s website at www.lgihomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2022 home closings, year-end active selling communities, gross margin as a percentage of home sales revenues, average sales price per home closed, adjusted gross margin as a percentage of homes sales revenues, SG&A as a percentage of home sales revenues, effective tax rate, and the impact of the COVID-19 pandemic and its effect on the Company, its business, customers, subcontractors, suppliers and its markets, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,”

“goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and subsequent filings by the Company with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 when it is filed with the SEC. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$50,514	$35,942
Accounts receivable	57,909	115,939
Real estate inventory	2,085,904	1,569,489
Pre-acquisition costs and deposits	40,702	37,213
Property and equipment, net	16,944	3,618
Other assets	81,676	44,882
Deferred tax assets, net	6,198	6,986
Goodwill	12,018	12,018
Total assets	$2,351,865	$1,826,087

LIABILITIES AND EQUITY
Accounts payable	$14,172	$13,676
Accrued expenses and other liabilities	136,609	135,008
Notes payable	805,236	538,398
Total liabilities	956,017	687,082

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,963,915 shares issued and 23,917,359 shares outstanding as of December 31, 2021 and 26,741,554 shares issued and 24,983,561 shares outstanding as of December 31, 2020	269	267
Additional paid-in capital	291,577	270,598
Retained earnings	1,363,922	934,277
Treasury stock, at cost, 3,046,556 shares and 1,757,993 shares, respectively	(259,920)	(66,137)
Total equity	1,395,848	1,139,005
Total liabilities and equity	$2,351,865	$1,826,087

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Home sales revenues	$801,076	$897,398	$3,050,149	$2,367,929

Cost of sales	589,359	654,069	2,232,115	1,764,832
Selling expenses	42,555	50,173	170,005	148,366
General and administrative	27,852	27,599	100,331	90,021
Operating income	141,310	165,557	547,698	364,710
Loss on extinguishment of debt	—	—	13,976	—
Other income, net	(2,074)	(991)	(9,053)	(3,139)
Net income before income taxes	143,384	166,548	542,775	367,849
Income tax provision	32,081	30,120	113,130	43,954
Net income	$111,303	$136,428	$429,645	$323,895
Earnings per share:
Basic	$4.61	$5.45	$17.46	$12.89
Diluted	$4.53	$5.34	$17.25	$12.76

Weighted average shares outstanding:
Basic	24,142,096	25,054,454	24,607,231	25,135,077
Diluted	24,564,428	25,531,968	24,908,991	25,380,560

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided information in this press release relating to adjusted gross margin.
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Home sales revenues	$801,076	$897,398	$3,050,149	$2,367,929
Cost of sales	589,359	654,069	2,232,115	1,764,832
Gross margin	211,717	243,329	818,034	603,097
Capitalized interest charged to cost of sales	7,828	13,603	37,546	40,381
Purchase accounting adjustments (1)	1,754	1,601	4,964	4,872
Adjusted gross margin	$221,299	$258,533	$860,544	$648,350
Gross margin % (2)	26.4%	27.1%	26.8%	25.5%
Adjusted gross margin % (2)	27.6%	28.8%	28.2%	27.4%

(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.

Home Sales Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended December 31, 2021
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$328,191	1,118	$293,552	36.0	10.4
Southeast	152,311	548	277,940	25.0	7.3
Northwest	137,594	290	474,462	11.0	8.8
West	98,666	266	370,925	11.7	7.6
Florida	84,314	304	277,349	20.0	5.1
Total	$801,076	2,526	$317,132	103.7	8.1

	Three Months Ended December 31, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$329,767	1,354	$243,550	37.0	12.2
Southeast	212,071	870	243,760	32.0	9.1
Northwest	140,068	345	405,994	12.4	9.3
West	104,118	351	296,632	13.0	9.0
Florida	111,374	488	228,225	19.3	8.4
Total	$897,398	3,408	$263,321	113.7	10.0

	Year Ended December 31, 2021
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$1,252,782	4,665	$268,549	36.5	10.7
Southeast	594,742	2,279	260,966	25.6	7.4
Northwest	510,497	1,166	437,819	11.1	8.8
West	351,219	995	352,984	11.4	7.3
Florida	340,910	1,337	254,981	19.8	5.6
Total	$3,050,149	10,442	$292,104	104.4	8.3

	Year Ended December 31, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$850,375	3,654	$232,724	34.6	8.8
Southeast	559,226	2,382	234,772	33.5	5.9
Northwest	389,523	1,000	389,523	11.9	7.0
West	286,130	1,043	274,334	13.9	6.2
Florida	282,675	1,260	224,345	18.0	5.8
Total	$2,367,929	9,339	$253,553	111.9	7.0

Owned and Controlled Lots
The table below shows (i) home closings by reportable segment for the year ended December 31, 2021 and (ii) the Company’s owned or controlled lots by reportable segment as of December 31, 2021.

	Year Ended December 31, 2021	As of December 31, 2021
Reportable Segment	Home Closings	Owned (1)	Controlled	Total
Central	4,665	23,034	14,761	37,795
Southeast	2,279	15,386	5,616	21,002
Northwest	1,166	5,301	3,291	8,592
West	995	6,907	8,325	15,232
Florida	1,337	4,239	4,985	9,224
Total	10,442	54,867	36,978	91,845
(1)Of the 54,867 owned lots as of December 31, 2021, 42,743 were raw/under development lots and 12,124 were finished lots.
Backlog Data
As of the dates set forth below, the Company’s net orders, cancellation rate, and ending backlog homes and value were as follows (dollars in thousands, unaudited):

	Year Ended December 31,
	2021 (4)	2020 (5)	2019 (6)
Net orders (1)	9,533	11,070	8,299
Cancellation rate (2)	19.3%	21.6%	20.6%
Ending backlog - homes (3)	2,055	2,964	1,233
Ending backlog - value (3)	$659,234	$775,468	$290,438
(1)Net orders are new (gross) orders for the purchase of homes during the period, less cancellations of existing purchase contracts during the period.
(2)Cancellation rate for a period is the total number of purchase contracts cancelled during the period divided by the total new (gross) orders for the purchase of homes during the period.
(3)Ending backlog consists of retail homes at the end of the period that are under a purchase contract that has been signed by homebuyers who have met preliminary financing criteria but have not yet closed and wholesale contracts for which vertical construction is generally set to occur within the next six to twelve months. Ending backlog is valued at the contract amount.
(4)As of December 31, 2021, the Company had 481 units related to bulk sales agreements associated with its wholesale business.
(5)As of December 31, 2020, the Company had 1,139 units related to bulk sales agreements associated with its wholesale business.
(6)As of December 31, 2019, the Company had 481 units related to bulk sales agreements associated with its wholesale business, of which 117 units and values are not included in the table above.

CONTACT:
Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2619
investorrelations@lgihomes.com